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                                                                     Exhibit 5.1
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                   [LETTERHEAD OF LOCKE LIDDELL & SAPP LLP]



                              September 18, 2000


                                                    Direct Dial:  (214) 740-8418
                                               e-mail:lagenecov@lockeliddell.com


InsynQ, Inc.
1101 Broadway Plaza
Tacoma, Washington  98402

     Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

     We have acted as counsel to InsynQ, Inc., a Delaware corporation (the "Company"), in connection with the registration, pursuant to a Registration Statement on Form S-8 being filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, of the offering and sale to certain executives of the Company of up to 5,400,000 shares of the Company's Common Stock, $.001 par value (the "Common Stock") which may be issued in connection with the exercise of certain rights (collectively, the "Options") granted under the Company's 2000 Executive Long Term Incentive Plan (the "Executive LTIP").

     In such capacity we have examined the corporate documents of the Company, including its Certificate of Incorporation, its By-laws, and resolutions adopted by its board of directors and committees thereof. We have also examined the Registration Statement, together with the exhibits thereto, and such other documents which we have deemed necessary for the purposes of expressing the opinion contained herein. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the du execution and delivery of all documents where due execution and delivery are a requisite to the effectiveness thereof.

      Based upon our examination of such documents and the investigations of such matters of law as we have deemed relevant or necessary in rendering this opinion, we hereby advise you that we are of the opinion that on the basis of the foregoing, assuming with respect to shares of Common Stock issued under the Executive LTIP after the date hereof (A) the receipt of proper consideration for the issuance thereof in excess of the par value thereof, (B) the availability of a sufficient number of shares of Common Stock authorized by the Company's Certificate of Incorporation then in effect (C) compliance with the terms of any agreement entered into in connection with any options or restricted stock under the Executive LTIP, and (D) no change occurs in the applicable law or the pertinent facts, the shares of Common Stock purchasable upon the exercise of any option granted under or issued upon the awarding of any restricted stock under the Executive LTIP will upon issuance be duly authorized and validly issued, fully paid and nonassessable.

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      We are expressing the opinions above as members of the Bar of the State of
Texas and we express no opinion as to any laws other than the laws of the State of Texas and, to the extent relevant to the opinions herein, the General Corporation Law of the State of Delaware. You should be aware that we are not admitted to the practice of law in the State of Delaware, and any opinion herein as to the laws of such state is based solely on the most recent unofficial compilation of the corporate statutes of the State of Delaware available to us.

      We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8.

                                        Very truly yours,


                                        LOCKE LIDDELL & SAPP LLP


                                        By:  /s/ Lisa A. Genecov
                                            -----------------------------
                                             Lisa A. Genecov